Exhibit 3.1.3

		Colorado Secretary of State
		Date and Time: 05/14/2011 09:45 AM
Document must be filed electronically.		ID Number: 20071474657
Paper documents will not be accepted.
Document processing fee	$25.00	Document number: 20111283610
Fees & forms/cover sheets are subject to change.		Amount Paid: $25.00
To access other information or print copies of filed documents, visit www.sos.state.co.us and select Business.

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:		20071474657

1.	Entity Name:	Kurrant Mobile Catering, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2.	New Entity name:
	(if applicable)	________________________________________________________________

3.	Use of Restricted Words (if any of these
	terms are contained in an entity name, true	☐	"bank" or "trust" or any derivative thereof
	name of an entity, trade name or trademark	☐ "credit union" ☐	"savings and loan"
	stated in this document, mark the applicable box):	☐	"insurance", "casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:	_______________________________________
(mm/dd/yyyy)

OR

	If the corporation's period of duration as amended is perpetual, mark this box:	☑

7.	(Optional) Delayed effective date:	________________________________________
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

AMD_PC	Rev. 5/01/2010

8.	Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Dalmy	Diane	D
		(last)	(First)	(Middle)	(Suffix)

8965 W Cornell Place
(Street name and number or Post Office information)
_______________________________________________________________________

		Lakewood	CO	80227
		(City)	(State)	Postal/Zip Code)

		____________________________	United States
		(Province — if applicable)	(Country — if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

AMD_PC	Rev. 5/01/2010

AMENDMENT TO
ARTICLES OF INCORPORATION OF

KURRANT MOBILE CATERING, INC.

Pursuant to the provisions of the Colorado Revised Statutes, as amended, the undersigned corporation enacts the following Amendment to the Articles of Incorporation:

1. The name of the corporation is:

COGITO MEDIA GROUP INC.
2. The following amendment to the Articles of Incorporation was approved by the directors on the 6th day of June, 2011, and thereafter duly adopted by the shareholders of the Corporation on the 6th day of June, 2011.

Article II. Authorized Shares. Section 1. Number. Article II Section 1 shall be deleted in its entirety and Section 1 under Article II shall be as follows:

Section 1. Number. The aggregate number of shares which the Corporation shall have authority to issue is Fifty Billion (50,000,000,000) Common Shares of one class with unlimited voting rights, all with a par value of $0.001 per share, and One Million (1,000,000) Preferred Shares, all with a par value of $0.001 per share, to have such classes and preferences as the Board of Directors may determine from time to time.

3. The effective date of this Amendment to the Articles of Incorporation shall be upon filing.

KURRANT MOBILE CATERING INC.

Date: June 6, 2011	By:	/s/Pierre Turgeon
Pierre Turgeon,
President/Chief Executive Officer